EX 23.1

CONSENT OF INDEPENDENT VALUATION FIRM

As independent valuation consultants, Vantage Point Advisors, Inc. hereby consents to the use of the name Vantage Point Advisors, Inc. and to references to our report entitled “Valuation Analysis of ImageWare Systems, Inc.” prepared for ImageWare Systems, Inc., or information contained therein, for inclusion in the Quarterly Report on Form 10-Q of ImageWare Systems, Inc. for the period ended June 30, 2011.

Vantage Point Advisors, Inc.
San Diego, California
February 8, 2012